As filed with the Securities and Exchange Commission on February 28, 2007

Registration No. 333-125720

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

on Form S-1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6712	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William P. Mayer, Esq.

Paul W. Lee, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement and the consummation of the merger described in this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Form S-4 is being filed to convert the Company’s registration statement on Form S-3 (Registration No. 333-125720) into a registration statement on Form S-1. This registration statement on Form S-4 was converted into a registration statement on Form S-3 by the Post-Effective Amendment No. 1 to Form S-4 filed on October 7, 2005.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

2,663,098 Shares

Common Stock

Selling securityholders will use this prospectus to sell the common stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The securities may be sold by the selling securityholders directly to purchasers or through agents, underwriters or dealers. If required, the names of any agents, underwriters or dealers involved in the sale of the securities, and the agent’s commission, dealer’s purchase price or underwriter’s discount, if any, will be provided in supplements to this prospectus. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. Boston Private is responsible for the payment of all other expenses incident to the offer and sale of the common stock. Our common stock is quoted on the Nasdaq Global Market under the symbol “BPFH.” The last reported sales price of Boston Private common stock on the Nasdaq Stock Market on February 27, 2007 was $28.92 per share.

See “ Risk Factors” beginning on page 2 to read about risks you should consider before investing in our common stock.

These securities are not deposits or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2007.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information incorporated by reference, especially the risks of investing in our common stock discussed under “Risk Factors.”

The Company

Boston Private is a Massachusetts corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company was incorporated in Massachusetts in 1987. We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows: target the newly affluent; build presence in attractive geographic markets through acquisitions and organic growth; develop regional clusters and maintain decentralized management. We deliver private banking, trust, investment management and financial planning services through its subsidiaries and affiliate companies. Our principal executive office is located at Ten Post Office Square, Boston, Massachusetts and our telephone number at that location is (617) 912-1900.

The Offering

COMMON STOCK OFFERED:	All of the shares offered by this prospectus are being sold by the selling securityholders named herein.

USE OF PROCEEDS:	We will not receive any proceeds from the sale of shares in this offering.

RISK FACTORS

In addition to the other information included in this document, you should consider carefully the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “1A—Risk Factors”, which is incorporated herein by reference. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this titled document “Special Note Regarding Forward-Looking Statements” on page 5.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents to which it refers contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, including statements regarding our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management are forward-looking statements.

Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this document. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the headings “Risk Factors” in this prospectus, and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC and incorporated by reference in this prospectus. Forward-looking statements are based on the current assumptions and beliefs of and information currently available to management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, the risk that difficulties will arise in connection with the integration of the operations of Gibraltar Financial’s businesses with the operations of Boston Private’s banking, investment management or wealth management businesses, the passing of adverse government regulation, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which we operate, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the risk that difficulties will arise in connection with the integration of the operations of acquired businesses with the operations of our banking or investment management businesses, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. This is not an exhaustive list and as a result of variations in any of these factors actual results may differ materially from any forward-looking statements. Many of the factors are beyond our ability to control or predict.

Forward-looking statements speak only as of the date they are made. You should not place undue reliance on these forward-looking statements. We will not update forward-looking statements to reflect facts, assumptions, circumstances or events which have changed after a forward-looking statement was made.

THE COMPANY

Boston Private Financial Holdings, Inc. (the “Company” or “Boston Private”), organized on July 1, 1988, is incorporated under the laws of The Commonwealth of Massachusetts and is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). On July 1, 1988, the Company became the parent holding company of Boston Private Bank & Trust Company (“Boston Private Bank”), a trust company chartered by The Commonwealth of Massachusetts and insured by the Federal Deposit Insurance Corporation (the “FDIC”).

In addition to Gibraltar Bank, the Company wholly-owns or majority-owns all of the issued and outstanding shares of common stock of Borel Private Bank & Trust Company (“Borel”), and First Private Bank and Trust (“FPB”), California state banking corporations insured by the FDIC; Westfield Capital Management Company, LLC (“Westfield”), Sand Hill Advisors, Inc. (“Sand Hill”), Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”), and Boston Private Value Investors, Inc. (“BPVI”), each a registered investment adviser; KLS Professional Advisors Group, LLC (“KLS”), and RINET Company, LLC (“RINET”), both registered investment advisory and financial planning firms; and Anchor Capital Holdings, LLC (“Anchor”), which is the parent company and 80% owner of the profits interest of two separate operating companies, Anchor Capital Advisors LLC and Anchor Russell Capital Advisors LLC, both of which are registered investment advisers. In addition, the Company holds a 49.7% minority interest in Bingham, Osborn, & Scarborough, LLC (“BOS”) a financial planning and investment firm located in San Francisco, California and an approximately 28.4% minority interest in Coldstream Holdings, Inc. (“Coldstream Holdings”). Coldstream Holdings is the parent of Coldstream Capital Management, Inc. (“Coldstream Capital”), a registered investment adviser in Bellevue, Washington and Coldstream Securities, Inc. The Company conducts substantially all of its business through its wholly-owned and majority-owned subsidiaries, Boston Private Bank, Borel, FPB and Gibraltar Bank (together the “banks”), Westfield, Sand Hill, BPVI, DGHM, KLS, RINET and Anchor.

We are a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. We seek to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. We believe the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Our clients have complex financial situations and we seek to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Our core strategy can be described as follows:

•

Target the newly affluent. We offer financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, we offer asset management services and, in between, we offer financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, we expect these clients to migrate to its fiduciary services over time.

•

Build presence in attractive geographic markets through acquisitions and organic growth. We intend to expand its franchise to additional centers of intellectual and investment capital in the United States. These areas are conducive to new business formation and therefore the creation of new wealth. We currently have a presence in New England with our subsidiaries Boston Private Bank & Trust Company; Westfield Capital Management Company, LLC; RINET Company, LLC; Boston Private Value Investors, Inc. and Anchor; in Northern California with our subsidiaries Borel Private Bank & Trust Company and Sand Hill Advisors, Inc. and our investment in Bingham, Osborn & Scarborough, LLC; in Southern California with our subsidiary First Private Bank and Trust; in the New York Metropolitan Region with our subsidiaries Dalton, Greiner, Hartman, Maher & Co., LLC, KLS Professional Advisors Group, LLC and Gibraltar Bank; in the Pacific Northwest with our investment in

Coldstream Capital Management, Inc. and in southern Florida, with our acquisition of Gibraltar Financial and Gibraltar Bank. As we continue to grow, we will look to enter other attractive markets including Denver, Chicago, Austin/Ft. Worth, Atlanta and the Mid Atlantic.

•

Develop regional clusters. Within each of the regions that we target, we intend to offer three key services: private banking, investment management and financial planning. A regional cluster will be composed of three or more affiliates, each with a focus on one of these services. Through a cluster approach, we are better able to deepen client relationships by expanding our service offering within a region to meet the specialized needs of wealthy clients.

•

Maintain decentralized management. We believe that our affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their business with centralized support from our management team, we maintain the benefit of an affiliate’s local reputation while leveraging its expertise. Through this strategy, we are better able to build high-touch, service-oriented relationships with our clients.

Our address is Ten Post Office Square, Boston, Massachusetts 02109 and our telephone number at that location is (617) 912-1900. You can find additional information regarding us in our filings with the Securities and Exchange Commission referenced in the section of this document titled “Where You Can Find More Information” beginning on page 11.

REGISTRATION RIGHTS AGREEMENT

In connection with the merger, we entered into a Registration Rights Agreement, dated as of April 18, 2005, with certain of Gibraltar Financial’s directors to register for resale the shares of our common stock such directors received in connection with the merger. The following description sets forth certain terms of the registration rights agreement by and among Boston Private and Gibraltar Financial’s directors. The following description of certain terms of the registration rights agreement does not purport to be complete. For more information, you should read the registration rights agreement.

Pursuant to the registration rights agreement, we agreed to, at our expense:

•

file with the SEC as promptly as practicable after the closing of the merger, a shelf registration statement covering sales by holders of all registrable securities of which this prospectus forms a part;

•	use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable, but in no event later than 90 days after the closing of the merger ; and

•	use its commercially reasonable efforts to keep the registration statement effective until the later of:

•	the date when all of the registrable securities are sold pursuant to the shelf registration statement; and

•	the second anniversary of the effective date of the shelf registration statement.

In addition, in the event that we register any of our common stock for sale to the public, we will notify the holders and, if a holder so requests, will use our commercially reasonable efforts to cause the registrable securities of such holder to be registered under the Securities Act.

When we file the shelf registration statement, we will:

•	provide to each holder for whom the shelf registration statement was filed copies of the shelf registration statement;

•	take certain other actions as are required to permit unrestricted sales of the registration securities.

We may suspend the holders’ use of the shelf registration statement for a period not to exceed 45 days and not to exceed an aggregate of 90 days in any period of 12 consecutive months, if:

•	this prospectus or any prospectus supplement would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•

We in good faith determine that the disclosure of this material non-public information would have a material adverse effect on us or is information for which we have has a bona fide business purpose for keeping such information confidential.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of shares of our common stock. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants. The principal reason for the offering is to permit resales by the selling stockholders.

SELLING STOCKHOLDERS

As described under “Registration Rights Agreement,” we agreed to cause a shelf registration statement to be filed covering sales by certain individuals receiving our common stock in the merger who thereby became affiliates of Boston Private. This prospectus forms a part of such shelf registration statement and relates to the offer and sale of our common stock by certain individuals following completion of the merger. Accordingly, this prospectus relates to the aggregate resale of up to 2,663,098 shares of our common stock issued in the merger that may be sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

The following table sets forth certain information about the beneficial ownership of each selling stockholder. We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that the selling stockholder will hold after completion of the offering. For purposes of the following table, we have assumed that the selling stockholder will sell all of the shares covered by this prospectus. Information concerning the selling stockholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

Beneficial ownership in the following table is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. The persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them except as noted in the footnotes below based upon information provided to us by the selling stockholders. The percentage ownership shown in the table is based on a total of 36,746,272 shares of common stock issued and outstanding as of February 21, 2007.

Name	Shares Beneficially Owned Before Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Steven D. Hayworth(1)	264,282	0.77%	264,282	0	0
David S. Kirkland	254,393	0.74%	254,393	0	0
Bessemer Trust Company, as Trustee for David S. Kirkland Keogh Plan	43,961	0.13%	43,961	0	0
Terry Allen Kramer Trust dated 4/5/65(2)	206,530	0.6%	206,530	0	0
Terry Allen Kramer & Irwin H. Kramer, JTWROS(3)	206,530	0.6%	206,530	0	0
James T. Dyke, Sub-Trust(4)	1,687,402	4.9%	1,687,402	0	0

(1)	Mr. Hayworth has served as Chairman and CEO of the Company’s subsidiary, Gibraltor Private Bank & Trust Company, since October 1, 2005, the date of the merger between the Company and Gibraltar Financial.
(2)	The trustee, Terry Kramer, is the beneficial owner and has sole voting and investment power with respect to the securities.
(3)	The trustee, Terry Kramer, is the beneficial owner and has sole voting and investment power with respect to the securities.
(4)	The trustee, James T. Dyke, is the beneficial owner and has sole voting and investment power with respect to the securities.

PLAN OF DISTRIBUTION

As used in this document, “selling stockholders” includes the individuals listed in the table above and donees, pledgee, assignees, transferees or other successors in interest selling shares received from a selling stockholder (including the named selling stockholders) after the date of this prospectus. Selling stockholders from time to time may sell the shares being offered hereby on the NASDAQ Global Market, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the shares;

•	in one or more underwritten offerings on a firm commitment or best efforts basis; and

•	a combination of any such methods of sale.

The selling stockholder may also transfer the shares by gift.

We do not know of any arrangements by the selling stockholder to sell of any of the shares. There is no assurance that any of the selling stockholders will sell any or all of the shares offered hereby. The shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so, acting as agent for a selling stockholder, such broker-dealer may purchase, as principal, any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the NASDAQ Global Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for such selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer, and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to provide the selling stockholders customary indemnification for violations of law in connection with this prospectus, and the parties to the registration rights agreement have agreed to provide us and each other customary indemnification for violations of law with respect to information provided by them for inclusion in the registration statement and the prospectus. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 and Rule 145 under the Securities Act.

Costs, expenses and fees to be incurred by the selling stockholders in connection with the registration of the shares offered hereby, including all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders.

We may suspend the use of this prospectus and any supplements to this document as described under “Registration Rights Agreement.”

DESCRIPTION OF BOSTON PRIVATE’S CAPITAL STOCK

The following is a description of the material terms and provisions of Boston Private’s common stock. It may not contain all the information that is important to you. Therefore, you should read our charter and bylaws which have been filed with the SEC.

General

Under our charter, we have authority, without further stockholder action, to provide for the issuance of up to 70,000,000 shares of common stock, par value $1.00 per share. We may amend our charter from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of our stock entitled to vote. Our common stock is listed on the NASDAQ Global Market under the symbol “BPFH.”

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by our board of directors, out of assets that we may legally use to pay dividends.

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of our common stock do not have preemptive rights under the Massachusetts Business Corporation Law, or our articles of organization or by-laws.

Liquidation/Dissolution Rights

In the event we are liquidated, dissolved or our affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that we may legally use to pay distributions after we pay or make adequate provision for all of our debts and liabilities.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts has passed upon the validity of the shares of Boston Private common stock offered by this document for Boston Private.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP and Hacker, Johnson & Smith, PA, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. KPMG LLP’s report dated February 28, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Anchor on June 1, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Anchor’s internal control over financial reporting. KPMG’s audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Anchor.

The audit report covering the December 31, 2006 consolidated financial statements refers to a change in accounting for share-based payments.

The consolidated financial statements of Gibraltar Private Bank & Trust Company as of December 31, 2006 have been incorporated by reference herein in reliance upon the report of Hacker, Johnson & Smith PA, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION WITH RESPECT TO BOSTON PRIVATE

The information regarding Boston Private, the registrant, required by Item 11 of Form S-1 is incorporated herein by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference rooms at the following locations:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at “http://www.sec.gov.” Our Securities and Exchange Commission file number is 0-17089.

Reports, proxy statements and other information concerning us may also be inspected at the offices of NASDAQ Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a post-effective amendment on Form S-1 (which contains this prospectus) to our Registration Statement on Form S-4 under the Securities Act of 1933, as amended, to register with the SEC the resale of our common stock by certain of Gibraltar Financial’s directors.

As allowed by the SEC’s rules, this document does not contain all the information you can find in Boston Private’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this document the information that we have filed with the SEC. Incorporation by reference means that we may disclose important information to you by referring you to other documents that are legally considered to be part of this document.

We incorporate by reference the specific document listed below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006.

You may request a copy of our filings, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by writing or telephoning us at the following address: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Margaret W. Chambers, Secretary. Telephone requests may be directed to Margaret W. Chambers at (617) 912-1900.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 28, 2007. You should not assume that the information contained in this document is accurate as of any date other than that date.

PROSPECTUS

February 28, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On August 1, 2006, the Company issued 45,077 shares of common stock in connection with the increased investment interest in BOS. The total equity consideration for this transaction was $1.2 million.

On June 1, 2006, the Company issued 1,000,128 shares of common stock during the second quarter of 2006 in connection with the Anchor acquisition. The total stock consideration for this transaction was $30.6 million.

On January 1, 2006, the Company issued 30,616 shares of common stock in connection with the deferred acquisition obligation payment related to DGHM. The total consideration for this transaction was $917 thousand.

On December 31, 2005, the Company issued 107,437 shares of common stock as 10% of the purchase price for its acquisition of an 81% interest in KLS. The total consideration for this transaction was $3.0 million.

On August 31, 2005, the Company issued 40,939 shares of common stock in connection with the increased investment interest in BOS. The total equity consideration for this transaction was $1.1 million.

On April 29, 2005, the Company issued 9,503 shares of common stock in connection with a deferred acquisition obligation payment related to a principal hired by BPVI. The total consideration for this transaction was $233,000.

On March 2, 2005, the Company issued 47,187 shares of common stock in connection with the deferred acquisition obligation payment related to DGHM. The total consideration for this transaction was $1.3 million.

On October 5, 2004, the Company and Boston Private Capital Trust I, a Delaware statutory trust (the “Trust”), entered into a Purchase Agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., for the sale of $75 million of convertible trust preferred securities, having a distribution rate of 4.875% and a liquidation preference of $50.00 per security, to be issued by the Trust and guaranteed by the Company on a subordinated basis. The Company also granted the initial purchasers an option to purchase up to an additional $30 million of convertible trust preferred securities. The initial purchasers exercised the option and the transactions contemplated by the Purchase Agreement closed on October 12, 2004. The Company paid the initial purchasers a commission of $1.625 per trust preferred security. The initial conversion ratio is 1.5151 shares of the Company’s common stock, $1.00 par value for each trust preferred security, subject to adjustment. Assuming all $105 million liquidation amount of convertible trust preferred securities are converted, the Company would issue approximately 3,181,710 shares of common stock.

All of the above issuances of common stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for transactions by an issuer not involving a public offering. The Company did not offer or sell the securities by any form of general solicitation or general advertising and informed each purchaser of the securities that the securities had not been registered under the Act and were subject to restrictions on transfer.

Item 16. Exhibits And Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and Gibraltar Financial Corporation, dated April 18, 2005 (incorporated by reference to Annex A to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

*5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, as independent registered public accounting firm

23.2	Consent of Hacker, Johnson & Smith, PA, an independent registered public accounting firm

*23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

**24.1	Power of Attorney

99.1	Registration Rights Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated April 18, 2005 (incorporated by reference to Annex C to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

*	Previously filed.
**	Previously filed in the signature page to the Registrant’s Proxy Statement and Prospectus on Form S-4 on June 10, 2005.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 28th day of February, 2007.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ TIMOTHY L. VAILL
Timothy L. Vaill Chairman of the Board and Chief Executive Officer

By:	/S/ ROBERT J. WHELAN
Robert J. Whelan Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ TIMOTHY L. VAILL Timothy L. Vaill	Director, Chairman and Chief Executive Officer (Principal Executive Officer)	February 28, 2007

/S/ WALTER M. PRESSEY Walter M. Pressey	Director, President	February 28, 2007

* Eugene S. Colangelo	Director	February 28, 2007

* Dr. Allen L. Sinai	Director	February 28, 2007

* Peter C. Bennett	Director	February 28, 2007

Signature	Title	Date
* Herbert S. Alexander	Director	February 28, 2007

* Lynn Thompson Hoffman	Director	February 28, 2007

* Kathleen M. Graveline	Director	February 28, 2007

* Richard I. Morris, Jr.	Director	February 28, 2007

* William J. Shea	Director	February 28, 2007

* Stephen M. Waters	Director	February 28, 2007

*	Pursuant to power of attorney executed by the persons named above whose names are preceded by an asterisk, Robert J. Whelan, as an attorney-in-fact, does hereby sign this Post-Effective Amendment No. 2 to the registration statement on behalf of each such person, in each case in the capacity indicated, on date indicated

/S/ ROBERT J. WHELAN
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Boston Private Financial Holdings, Inc. and Gibraltar Financial Corporation, dated April 18, 2005 (incorporated by reference to Annex A to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

*5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, as independent registered public accounting firm

23.2	Consent of Hacker, Johnson & Smith, PA, an independent registered public accounting firm

*23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto)

**24.1	Power of Attorney

99.1	Registration Rights Agreement by and among Boston Private Financial Holdings, Inc. and each of the directors and/or officers who are signatories thereto, dated April 18, 2005 (incorporated by reference to Annex C to the Registrant’s proxy statement and prospectus on Form S-4 filed on June 10, 2005)

*	Previously filed.
**	Previously filed in the signature page to the Registrant’s Proxy Statement and Prospectus on Form S-4 on June 10, 2005.